SUB-ITEM 77D:
Policies with Respect to Security Investments

On November 20, 2014, the Registrants Board of Trustees
(Board) authorized changes to the non-fundamental investment strategies of Highland Global Allocation Fund to permit the Fund to borrow for investment purposes to the extent permitted under its fundamental investment restrictions. In connection therewith, on December 1, 2015, the Registrant filed a Supplement to its Prospectus and Statement of Additional Information (Acc-no:
0001193125-14-429620) with the Securities and Exchange
Commission (the SEC). The Supplement is hereby incorporated by reference in response to Item 77D of the Registrants Form N-SAR.

On April 16, 2015, the Registrants Board authorized the elimination of the Highland Energy MLP Funds non-fundamental investment policy limiting the Funds investments in warrants to 5% or less of the value of the Funds net assets. In connection therewith, on April 30, 2015, the Registrant filed Supplements to its Prospectus and Statement of Additional Information (Acc-no:
0001193125-15-160321) with the SEC. The Supplements are hereby incorporated by reference in response to Item
77D of the Registrants Form N-SAR.